Exhibit 99.1

SUPERIOR STAFFING SOLUTIONS, INC

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Michael I. Daszkal, CPA, P.A. Jeffrey A. Bolton, CPA, P.A. Timothy R. Devlin, CPA, P.A. Michael S. Kridel, CPA, P.A. Marjorie A. Horwin, CPA, P.A.	2401 N.W. Boca Raton Boulevard Boca Raton, FL 33431 t: 561.367.1040 f: 561.750.3236 www.daszkalbolton.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

Superior Staffing Solutions, Inc.

We have audited the accompanying balance sheets of Superior Staffing Solutions, Inc as of December 22, 2003 and December 31, 2002, and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Staffing Solutions, Inc. at December 22, 2003 and December 31, 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DASZKAL BOLTON LLP

Boca Raton, Florida

March 2, 2004

Member of American Institute of Certified Public Accountants – SEC and Private Companies Practice Sections	Member	Affiliated Offices Worldwide

SUPERIOR STAFFING SOLUTIONS, INC

BALANCE SHEETS

	December 22, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$—	$56,203
Accounts receivable, net.	986,973	1,310,369
Accounts receivable - Other	—	7,309
Prepaid Assets	75,003	69,246

Total current assets	1,061,976	1,443,127

Property, plant and equipment, net	61,390	76,419

Total assets	$1,123,366	$1,519,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank Overdraft	$8,255	$—
Accounts payable and accrued liabilities	161,104	$162,109
Commercial Loan	594,201	829,774
Notes Payable - Shareholder	50,000	80,000
Line of Credit	49,511	—
Note Payable, current portion	16,011	—

Total current liabilities	879,082	1,071,883

Long-term liabilities:
Note Payable, less current portion	27,668	—

Shareholders’ equity:

Common Stock, 30,000 shares authorized, 1,500 issued and outstanding	150,000	150,000
Additional paid in capital	150,000	150,000
Retained earnings	(83,384)	147,663

Total shareholders’ equity	216,616	447,663

Total liabilities and shareholders’ equity	$1,123,366	$1,519,546

See accompanying notes to financial statements.

SUPERIOR STAFFING SOLUTIONS, INC

STATEMENTS OF INCOME

	December 22, 2003	December 31, 2002
Sales	$5,508,398	$6,349,543

Cost of sales	4,290,310	4,684,944

Gross profit	1,218,088	1,664,599

Selling, marketing, general and administrative expenses	1,303,646	1,220,406

Operating income (loss)	(85,558)	444,193

Other income (expense):
Interest expense	(45,094)	(55,525)
Interest income	—	149

	(45,094)	(55,376)

Net income (loss)	$(130,652)	$388,817

See accompanying notes to financial statements.

SUPERIOR STAFFING SOLUTIONS, INC

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Retained Earnings (deficit)	Total
	Shares	Amount
Balance, December 31, 2001	1,500	$150,000	$150,000	$222,358	$522,358
Distributions	—	—	—	(463,512)	(463,512)
Net income - December 31, 2002	—	—	—	388,817	388,817

Balance, December 31, 2002	1,500	150,000	150,000	147,663	447,663
Distributions	—	—	—	(100,395)	(100,395)
Net income (loss) - December 31, 2003	—	—	—	(130,652)	(130,652)

Balance, December 22, 2003	1,500	$150,000	$150,000	$(83,384)	$216,616

See accompanying notes to financial statements.

SUPERIOR STAFFING SOLUTIONS, INC

STATEMENTS OF CASH FLOWS

	December 22, 2003	December 31, 2002
Cash flows from operating activities:
Net income (loss)	$(130,652)	$388,817
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	17,998	12,919
Allowance for doubtful accounts	13,528	—
(Increase) decrease in:
Accounts receivable	317,177	(20,048)
Prepaid Assets	(5,757)	(69,246)
Other current assets	—	569
Increase (decrease) in:
Accrued liabilities	(1,005)	29,047

Net cash provided by operating activities	211,289	342,058

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,969)	(60,678)

Cash flows from financing activities:
Bank Overdraft	$8,255	$—
Proceeds, Line of Credit	49,511	(512,097)
Note Payable	43,679	(355,762)
Commercial Loan	(235,573)	829,774
Proceeds, note payable - Shareholder	(30,000)	80,000
Distributions to Shareholders	(100,395)	(463,512)

Net cash used in financing activities	(264,523)	(421,597)

Net decrease in cash and cash equivalents	$(56,203)	$(140,217)
Cash and cash equivalents, beginning of year	56,203	196,420

Cash and cash equivalents, end of year	$—	$56,203

Supplementary disclosure of cash activities:
Cash paid for interest	$45,094	$55,525

Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

SUPERIOR STAFFING SOLUTIONS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Superior Staffing Solutions, Inc. (the “Company”) was incorporated in the state of Pennsylvania on February 15, 2000. The Company places medical professionals on either an hourly or permanent consulting basis and charges their clients a fee for this service. In August 2002, the company opened a North Carolina based office. The office was subsequently closed in July 2003.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of less than three months to be cash equivalents.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue on service contracts as services are performed.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation is computed using the straight line method. The Company uses the following estimated lives to calculated depreciation expense:

Software	3 years
Computer equipment	5 years
Furniture and fixtures	7 years

Advertising

The Company expenses advertising costs as incurred. The Company incurred advertising expenses of approximately $36,064 and $13,457 during the periods ended December 22, 2003 and December 31, 2002, respectively. These amounts are included in selling, marketing, warehouse and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 22 and 31 respectively:

	2003	2002
Computers and equipment	$87,799	$86,458
Leasehold	7,416	7,416
Furniture and fixtures	28,449	28,449

	123,664	122,323
Less: accumulated depreciation	(62,274)	(45,904)

	$61,390	$76,419

SUPERIOR STAFFING SOLUTIONS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, continued

Depreciation expense for the periods ended December 22, 2003 and December 21, 2002 was approximately $17,609 and $12,919 respectively.

NOTE 4 – LEASE OBLIGATIONS

The Company leases premises, automobiles and operating equipment under operating lease agreements with unrelated parties. Future minimum rental commitments under these noncancellable operating leases are as follows:

For the Year Ending December 31,
2004	$40,126
2005	23,724
2006	198
2007	—

Total minimum rental commitment	$64,048

Rental expense of approximately $71,902 and $45,209 was incurred in connection with these leases in 2003 and 2002, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable comprise the following at December 22, 2003, and December 31, 2002:

	2003	2002
Accounts Receivable	$1,000,501	$1,310,369
Allowance for Doubtful Accounts	(13,528)	—

	$986,973	$1,310,369

SUPERIOR STAFFING SOLUTIONS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INCOME TAXES

The Company has elected, for federal and state income tax purposes, to include their taxable income with that of its shareholders (an S Corporation election) effective February 15, 2002 (inception). Under the provisions of Subchapter S, all tax effects of the corporation’s income and losses are passed through to the shareholders. Accordingly, the Company makes no provision for income taxes for 2002 or 2003.

NOTE 7 - CONCENTRATIONS

In 2003 and 2002, two customers accounted for 26% and 23% of sales, respectively.

In 2003 and 2002, four customers accounted for 43% and 41% of accounts receivables, respectively.

NOTE 8 - RELATED PARTY

At December 22, 2003, and December 31, 2002, two shareholders have advanced $50,000 and $80,000, respectively, to the Company. These loans are represented by two separate demand notes, are unsecured, and carry interest at 8%. Interest expense on these notes was $5,400 and $14,100 in 2003 and 2002, respectively.

NOTE 9 - LINE OF CREDIT

At December 22, 2003 and December 31, 2002, the Company has available a revolving line of credit with a bank for $1,100,000. The line of credit expired in January 2004. During 2003, borrowings under the line of credit bear interest at the bank’s prime rate plus 2.0% (6.0% at December 22, 2003). During 2002, borrowing under the line of credit bear interest at the bank’s prime rate plus 0.25% (4.5% at December 31, 2002). All borrowings are collateralized by accounts receivable and substantially all assets of the Company. The outstanding balance on the line of credit was $594,201 and $829,774 at December 22, 2003, and December 31, 2002, respectively. The shareholders are guarantors for the line of credit. Reference Note 14.

NOTE 10 - NOTES PAYABLE

Notes payable consists of the following at December 22, 2003 and December 31, 2002:

	2003	2002
Note payable to bank in monthly installments of $1,546, including interest at 6.99%, due in July 2006, unsecured. Shareholders are guarantors for the loan.	$43,679	$—
Line of credit to bank, unsecured, interest payments due monthly at prime plus 0.5% (4.5% at December 22, 2003).	$49,511	$—

Total	$93,190	$—
Less: current portion	(65,522)	$—

Long-term debt, less current portion	$27,668	$—

Future maturities of long-term debt are as follows as of December 22, 2003:

2005	$17,166
2006	10,502

$27,668

SUPERIOR STAFFING SOLUTIONS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - PENSION PLAN

The corporation maintains a 401(k) pension plan that is available to all employees employed more than 1,000 hours per year. In 2003 and 2002, the employer match is 4% and 3%, respectively. Employees vest in the employer’s contribution at the rate of 20% per year and are fully vested in the fifth year. Pension plan expense for 2003 and 2002 was $21,928 and $14,673, respectively.

NOTE 12 - ASSET PURCHASE AGREEMENT WITH WORLD HEALTH ALTERNATIVES, INC.

Effective December 22, 2003, World Health Alternatives, Inc. (the “Company”) acquired substantially all of the assets of Superior Staffing Solutions, Inc. (“Superior”) for (1) $1.5 million in cash received at closing, (2) $1.5 million in cash to be received within 30 days after the closing plus $85,000 representing a working capital adjustment for a total receipt of $1,585,000 (3) 305,343 shares of the Company’s restricted common stock valued at $1.31 per share and (4) $800,000 in cash, plus interest, to be received in ten payments of $95,030 from the first quarter of 2004 through the second quarter of 2006.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short term debt approximate their fair value because of the short maturity of these financial instruments.

NOTE 14 - SUBSEQUENT EVENT

In January 2004 the $583,000 balance of the revolving line of credit was paid off by the proceeds received from World Health Alternatives, Inc. (Reference Note 9 and 12)